Exhibit 99.1

News Release

Contact:	William J. Brunner, CFO - Shareholders & Analysts (317) 269-1614 Beth Copeland - Media (317) 269-1395

FIRST INDIANA ANNOUNCES CASH DIVIDEND INCREASE & FIVE-FOR-FOUR STOCK SPLIT

INDIANAPOLIS, January 18, 2006 — The First Indiana Corporation board of directors today declared a quarterly cash dividend of $.20 per share and a five-for-four stock split, resulting in a 25 percent increase in cash paid to shareholders.

The cash dividend will be paid March 15, 2006, on shares outstanding after the split. The record date for the cash dividend will be March 6, 2006. This is the 77th consecutive quarter First Indiana has paid a cash dividend.

The stock split will be effective February 27, 2006, to shareholders of record as of February 13, 2006. Shareholders will receive one additional share of First Indiana Corporation stock for every four owned as of the record date. The additional shares will be issued as certificates and, when applicable, a check in lieu of fractional shares.

Earnings released earlier today do not include the effect of this stock split.

First Indiana Corporation (Nasdaq: FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis. Founded in 1915, First Indiana Bank is a national bank with 30 offices in central Indiana. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.

This release contains or may contain forward-looking statements about First Indiana that involve substantial risks and uncertainties. A description of these risks and uncertainties can be found in First Indiana’s Annual Report on Form 10-K for the year ended December 31, 2004, and in its reports on Forms 10-Q and 8-K with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s web site at www.sec.gov or on First Indiana’s web site at www.firstindiana.com.